UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2009

TOWER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	000-25287	35-2051170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 East Berry Street, Fort Wayne, Indiana 46802
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (260) 427-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On November 23, 2009, Tower Financial Corporation entered into a new employment agreement with Michael D. Cahill, the Company’s Chief Executive Officer, effective November 23, 2009 with an expiration date of December 31, 2010.

Mr. Cahill will receive an annual base salary of $180,000, which is the same base salary as that provided under his current employment agreement but will be subject from time to time to periodic review.  He will also be eligible for consideration of a discretionary bonus, if approved by the Board of Directors on the recommendation of the Compensation Committee.

The term of the employment agreement may be extended for additional period to be agreed upon by both parties on the same terms and conditions, at either party’s election, by giving Mr. Cahill timely notice of extension on or prior to the ninetieth (90th) day prior to the expiration of the term (or any extended term), subject, however, to Mr. Cahill concurrence within thirty days after the notice date.  If the Company does not provide such notice, or if Mr. Cahill does not concur, the contract will terminate on the expiration date.

In the event that the Company does not elect to extend Mr. Cahill’s contract, he will be entitled to receive, following the expiration of the term or any extended term, a Post-Employment Payment, payable in cash within thirty days of his separation from service, but subject to delayed payment as required by Section 409A of the Internal Revenue Code, equal to nine months of his base salary, along with nine months COBRA coverage paid for by the company.  In the event that, although the Company opted to extend the contract, Mr. Cahill declines, he would be entitled, following expiration of the contract, a Post-Employment Payment, payable in cash within thirty days of his separation from service, but subject to delayed payment as required by Section 409A of the Internal Revenue Code, equal to nine months of his base salary, along with nine months COBRA coverage paid for by the company.

Should the Company terminate Mr. Cahill’s contract mid-term and without cause, as defined in the contract, then, in addition to immediate vesting of all unvested stock options, if any, or restricted stock, Mr. Cahill would be entitled to receive any earned but unpaid base salary to the date of termination, any earned but unpaid vacation and unreimbursed expenses, and a Severance Amount, payable in cash within thirty days following his separation from service (but subject to any required delayed payment under IRC Section 409A) equal to the greater of (i) his base salary, pro rated monthly, multiplied by the number of remaining months of the unexpired term, or (ii) twelve months base salary.  A similar Post-Employment Payment would be payable to Mr. Cahill, and the same automatic vesting benefits, in the event that during the contract period, and within three months prior or twelve months after a Change in Control, as defined, his employment is terminated by the Company without Cause.

Item 9.01 Financial Statement and Exhibits

(c)	Exhibits

A copy of Employment Agreement is attached hereto as exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 25, 2009

TOWER FINANCIAL CORPORATION

By:	/s/ Richard R. Sawyer
Richard R. Sawyer, Chief Financial Officer